Exhibit 10.23

ARGUS
Health Systems, Inc.
1300 WASHINGTON STREET
KANSAS CITY, MISSOURI
64105-1433 WWW.ARGUSHEALTH.COM

Argus Health Systems, Inc.

Participating Agreement for Individual Pharmacy

This Participating Agreement for Individual Pharmacy (“Agreement”) is effective as of this 23 day of February, 2007 (the “Effective Date”), by and between Argus Health Systems, Inc., a Delaware corporation with it principal place of business at 1300 Washington Street, Kansas City Missouri 64105 (“Argus”) and CDS Pharmacies, Inc., a Florida [state of domicile] Pharmacy [type of entity] with its principal place of business at 9371 Cypress Lake Drive, No. 8, Fort Myers, Florida 33919 [address] (“Participating Pharmacy”).

WHEREAS, Argos has established the Integrated Pharmacy Network System (IPNS©) for the electronic processing of prescription and certain other related claims.

WHEREAS, Argus maintains networks of pharmacies to provide pharmacy services.

WHEREAS, Participating Pharmacy owns and operates one or more (but no more than four) pharmacies.

WHEREAS, Participating Pharmacy desires to participate in one or more pharmacy networks available through Argus, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual promises herein, the parties agree as follows:

1.	Definitions

The capitalized terms as used in this Agreement shall have the meanings stated in the body of the Agreement or in Exhibit 1.

2.	Services Provided by Argus

2.1.	Administrative Services

When Participating Pharmacy participates in an Argus Network, Argus shall: (a) receive Claims in Argus IPNS© Format through IPNS© at the point-of-sale from Participating Pharmacy or such other means authorized in writing by Argus, (b) verify on-line that a Member is Eligible, (c) process Claims, (d) report whether a Claim received through IPNS© is Paid, Denied, Reversed or Rejected, (e) prepare and distribute Remittance Advices monthly and mail Disbursements within ten (10) days of the end of a Financial Cycle to Participating Pharmacy or applicable Pharmacy Services Administration Organization (“PSAO”), when. Participating Pharmacy utilizes the services of a PSAO, (f) provide access through a toll-free telephone number to an Argus Help Desk (the Argos Help Desk will not provide any professional advice with respect to the provision of pharmacy services), and (g) provide Processing Messages, including, if required by a Client, Drug Utilization Review Messages and Formulary information.

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2.2.	Member Identification Cards

Argus, Client, or a designee of Argus or Client may furnish each Member with an Identification Card to be presented by Member to Participating Pharmacy.

3.	Participation in Network Plans

Unless Participating Pharmacy obtains the services of a PSAO, Participating Pharmacy shall by executing a Schedule A to this Agreement elect the Argus Network Agreements (“ANA”), designating in which Networks Participating Pharmacy shall participate. If Participating Pharmacy obtains the services of a PSAO, Participating Pharmacy shall identify the PSAO on such Schedule A which shall be authorized to elect ANA’s on behalf of Participating Pharmacy. If Participating Pharmacy or its PSAO has elected to participate in an ANA, then Participating Pharmacy agrees to Disbursements at rates set forth in the ANA (as may be amended from time to time in accordance with this Agreement) and shall fill prescriptions in accordance with the terms and conditions of this Agreement. In all events, Participating Pharmacy shall be deemed to have accepted participation and corresponding rates in any Argus Network in which Participating Pharmacy adjudicates a Claim in that network.

4.	Obligations of Participating Pharmacy

4.1.	Verifying Eligibility and Validity of Prescription

Participating Pharmacy shall examine the Identification Card presented with the prescription. Participating Pharmacy shall not submit a Claim to Argus until it has preliminarily determined that the individual is Eligible and that the prescription is valid. Participating Pharmacy will not be paid for Pharmacy Services provided to an individual whose eligibility was not correctly submitted to Argus.

4.2.	Submitting Claims

Participating Pharmacy shall submit each Claim to Argus in Argus IPNS© Format for Processing. In the event that the Claim cannot initially be transmitted on-line, Participating Pharmacy shall make reasonable attempts to retransmit the Claim. If such retransmission fails, Participating Pharmacy shall call the Argus Help Desk through its toll-free number, as soon as reasonably practical, to make acceptable alternative arrangements to submit the Claim on magnetic tape or on paper in Argus IPNS© Format. In no event shall Participating Pharmacy submit a Claim later than thirty (30) days after filling the prescription (or such later time period that may be required by law); Participating Pharmacy shall not receive Disbursements for Claims submitted after such thirty (30) day period (or longer time period if required by law). Participating Pharmacy shall resubmit a Claim that is Reversed within thirty (30) days of the date the Claim was originally submitted (or longer time period if required by law) in every instance that the prescription was not promptly delivered or completely filled. Participating Pharmacy must notify Argus in writing of any alleged error, miscalculation, discrepancy or basis for questioning the correctness of any Claim (whether Paid, Denied, Rejected, or Reversed) within ninety (90) days after the Remittance Advice is sent. Otherwise, Participating Pharmacy will be deemed to have

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confirmed the accuracy of the Claims processed and/or Paid during that Financial Cycle. This does not apply with respect to any overpayments made to Participating Pharmacy. In no event will Argus have any liability above or beyond Claim amounts during such ninety (90) day period.

4.3.	Communicating with the Member

If the Claim is Denied or Rejected, Participating Pharmacy shall promptly inform Member.

4.4.	Dispensing Covered Medication

All Pharmacy Services shall be rendered under the supervision of a licensed pharmacist and according to prescriber directions in accordance with applicable Law and Pharmacy Standards. Without limiting the generality of the foregoing, and subject to the professional judgment of the pharmacist, in providing Pharmacy Services, Participating Pharmacy shall (i) provide appropriate prescription drug product consultation and counseling as required by Law and Pharmacy Standards, (ii) obtain and respond to all Processing Messages, including all DUR Messages and Formulary information, and (iii) dispense Covered Medications to each Member only in accordance with Law, Pharmacy Standards, and the design and Formulary of the applicable Connected Plan. Participating Pharmacy and its pharmacists must exercise sound professional judgment at all times when providing Pharmacy Services to Members. Participating Pharmacy may refuse to provide Pharmacy Services to an Eligible Member based on that professional judgment, which must be documented.

4.5.	Collecting Copayments

Participating Pharmacy shall charge and collect from Member the lesser of (a) the Usual and Customary Charge or (b) the applicable Copayment. Unless otherwise directed in writing by Argus, in no event shall Participating Pharmacy collect any greater amount or any other taxes, fees, surcharges or compensation from Member. Participating Pharmacy shall not discount or waive any Copayment and shall not seek to collect any Copayment from Argus or Clients. Participating Pharmacy shall not impose on Member any charges other than the Copayment related to the dispensing of the Covered Medication. Participating Pharmacy agrees that in no event, including but not limited to, nonpayment, insolvency, or bankruptcy of Argus or breach of this Agreement, shall Participating Pharmacy bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Member for the provision of Pharmacy Services related to a Covered Medication. This does not prohibit collection of Copayment in accordance with the terms of this Agreement. Participating Pharmacy further agrees that (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members, and that (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Participating Pharmacy and Member.

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4.6.	Generic Dispensing

Participating Pharmacy shall fill prescriptions with generic medications whenever (a) permitted and in accordance with applicable Law and Pharmacy Standards; (b) available at less cost than non-generic medications; and (c) in compliance with the applicable Formulary.

4.7.	Passing Sales Tax Remittances onto the Taxing Authorities

Participating Pharmacy shall inform Argus in Argus IPNS© Format of the proper amount of all federal, state and local sales taxes payable with respect to any sales of Covered Medications to Member. Participating Pharmacy shall not seek to be reimbursed and shall not submit or seek to collect from Argus or Clients (a) any amounts for taxes or charges other than sales taxes; or (b) any amounts of which Argus was not informed with the electronic submission of a Claim for Processing. Participating Pharmacy shall assume the responsibility of making and shall timely make payments to the appropriate taxing authorities of the amount of Sales Tax Remittances received from Argus.

4.8.	Recordkeeping

For a period of three (3) years, or such longer period as required by Law, from the date Pharmacy Services were rendered, Participating Pharmacy shall maintain all pharmacy records and data relating to the provision of Pharmacy Services to Members and its responsibilities under this Agreement in a manner consistent with Pharmacy Standards and Law, including, without limitation, maintaining original prescriptions; daily prescription logs; wholesaler, manufacturer and distributor invoices; prescriber information; patient profiles; and signature logs. A signature log must contain, at a minimum, the prescription number, the date the Covered Medication was delivered to Member or Member’s representative, the signature of Member or Member’s representative to whom the prescription for a Covered Medication was delivered, and authorization for the release of the information to Argus and/or Client.

4.9.	Applying Administrative and Billing Practices

Participating Pharmacy shall not apply administrative and billing practices to Argus, Clients or Members or charge prices for products and services to Members, regardless of whether such products and services are covered by a Connected Plan, that are less favorable than such practices applied or such prices charged to others. Participating Pharmacy agrees not to conditionally or restrictively endorse a Disbursement instrument, and Argus and Clients shall not be bound by any such attempt or endorsement.

4.10.	Providing Services Fairly

Unless professional judgment of the pharmacist dictates otherwise, Participating Pharmacy shall not refuse to provide Pharmacy Services to an Eligible Member under a Connected Plan or attempt to disenroll any Member. Participating Pharmacy shall not discriminate against Members because of race, national origin, color, sex, marital status, sexual orientation, religion, medical condition, disability, political convictions, source of payment, or participation in any Plan.

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4.11.	Making Covered Medications Available

Participating Pharmacy shall use its best efforts to maintain an adequate supply of Covered Medications.

4.12.	Maintaining Data Transmission Capabilities

Participating Pharmacy shall provide and maintain at its expense the equipment, software, and communications network transmission capabilities necessary to submit Claims in Argus IPNS© Format and to receive Processing Messages, including DUR Messages and Formulary information.

4.13.	Participating in Managed Care and Other Client Initiatives

Participating Pharmacy shall participate in any initiative developed by Argus or Clients, which initiatives may include without limitation programs for drug utilization review (DUR), Formulary management, generic substitution management, disease management, and Utilization Management.

4.14.	Payment of Argus Charges and Claim Overpayments

Participating Pharmacy agrees that it shall owe Argus the charges set forth in Exhibit 3 hereto and any overpayments made to Participating Pharmacy for Claims or otherwise. In addition, Participating Pharmacy acknowledges and agrees that to the extent Argus and or Client incur penalties that result from Participating Pharmacy’s actions, inactions, or other failure to comply with this Agreement and/or applicable Law, Participating Pharmacy shall immediately owe and pay any such penalties imposed upon Argos and/or Client, other charges. Participating Pharmacy acknowledges that Argus may deduct the amount of such charges, overpayments, and penalties from Disbursements or other remittances to Participating Pharmacy. In the event no such deduction is made, Participating Pharmacy shall pay such charges, overpayments, and/or penalties to Argus within thirty (30) days of the receipt of an invoice therefor. Participating Pharmacy shall pay late fees at the rate of the lesser of one and one-half percent per month or the highest percent allowed by Law from the payment due date until the invoice is paid in full. Argus may deduct unpaid charges, overpayments, penalties and/or late fees from future Disbursements or remittances. Participating Pharmacy shall reimburse Argus for its reasonable expenses, including attorneys’ fees and costs, in enforcing this Agreement, including this Section 4.14. Argus may use a lockbox arrangement in accepting payment from Participating Pharmacy. Participating Pharmacy therefore agrees not to attempt to affect an accord or satisfaction through a payment instrument or accompanying written communication and not to conditionally or restrictively endorse a payment instrument, and Argus shall not be bound by any such attempt or endorsement.

4.15.	Rebates

Argus and/or Clients have the right to submit all Claims for Covered Medications for Eligible Members to pharmaceutical companies in connection with rebate or other similar programs. Participating Pharmacy shall not submit any of the Claims for Covered Medications for Eligible Members to any pharmaceutical company for the purpose of receiving any rebates, discounts, or the like, except as authorized by Argus in advance in writing.

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5.	Additional Representations and Responsibilities of Participating Pharmacy

5.1.	Communication and Procedures

Participating Pharmacy shall develop, implement and maintain efficient and accurate procedures for administering its responsibilities hereunder and shall communicate openly with Argus and Clients with respect thereto.

5.2.	Accreditation and Licensure

Participating Pharmacy represents and warrants that Participating Pharmacy and each on-staff pharmacist is in and shall maintain good standing with all federal, state, and local regulatory bodies and has and shall maintain the licenses and certifications required by Law to provide Pharmacy Services to Members. Participating Pharmacy shall provide evidence of such good standing, certification and licensure at no charge to Argus, a Client or a designee of either Argus or Client within ten (10) days of written request by any of them. If Participating Pharmacy is sanctioned by the Office of Inspector General (OIG) and is not eligible to participate in Medicare, Medicaid, or other Federal health care programs, Participating Pharmacy is not eligible to participate in any Argus network. Participating Pharmacy shall notify Argus in writing within ten (10) days of the suspension, revocation, limitation, restriction, or any other disciplinary action implemented by the OIG or any regulatory body having jurisdiction over Participating Pharmacy and its pharmacists.

5.3.	Professional Liability Insurance

Participating Pharmacy represents and warrants that it maintains, and agrees that it shall maintain in full force and effect throughout the term of this Agreement, minimum primary professional liability insurance in amounts of no less than $1,000,000 per claim and $3,000,000 in the aggregate of all claims per 12-month period or such greater amount required by Law or Pharmacy Standards. When allowed by Law, these coverage amounts may be obtained through excess professional liability insurance other than an umbrella policy providing excess limits over more than one line of coverage. Promptly upon Argus’ written request, Participating Pharmacy shall provide Argus written evidence confirming this insurance is in effect. Participating Pharmacy shall notify Argus in writing not less than thirty (30) days in advance prior to any cancellation, non-renewal, or material change in this coverage. Participating Pharmacy must notify Argus immediately in writing if its insurance is canceled, lapsed, or otherwise terminated.

5.4.	Audits of Pharmacy Records

Argus, Clients, and/or third parties designated by Argus or Clients shall have the right, for the term of this Agreement and for three (3) years thereafter, upon ten (10) days prior notice to Participating Pharmacy, or such lesser or greater time as is required or allowed by Law, to review, audit, examine, and reproduce any of the Participating Pharmacy’s books, records, prescription files, and signature logs pertaining to Covered Medications for Eligible Members and/or Participating Pharmacy’s compliance with this Agreement. In addition, Participating Pharmacy shall provide records or copies of records requested by Argus, Clients, or their third party designees within ten (10) days from the date of a written request for such records. Participating Pharmacy shall cooperate in good faith in such audits. If it is determined

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that Disbursements have resulted in overpayments to a Participating Pharmacy, any such overpayments shall become immediately due and owing. Argus may deduct any such overpayments from any Disbursements or remittances as set forth in Section 4.14 above.

5.5.	Delegation to PSAO To Bind And Represent Participating Pharmacy

If Participating Pharmacy belongs to an affiliated group of pharmacies that obtain the administrative services of a PSAO, it has so indicated on Schedule A hereto. Participating Pharmacy represents and warrants that it has authorized, and for the term of this Agreement and any renewals thereof shall continue to authorize, its PSAO to bind the Participating Pharmacy, individually and as part of an affiliated group of pharmacies, to all the terms and conditions of an ANA. Participating Pharmacy shall promptly provide to Argus upon Argus’ written request evidence of PSAO’s authority to bind the Participating Pharmacy.

5.6.	Participating Pharmacy Information

Participating Pharmacy shall electronically provide Argus, in the format Argus requests, information about its availability to Members, including without limitation information pertaining to its locations and operating hours. Participating Pharmacy shall provide thirty (30) days’ prior written notice to Argus on an Argus-provided form of changes in the location, significant changes in the operating hours, closing, or change of ownership (including without limitation the purchase or sale) of Participating Pharmacy. Participating Pharmacy acknowledges the need to provide accurate and thorough information so Argus can convey accurate access and density information to Clients.

5.7.	Regulatory Addendum and Compliance with Law

Participating Pharmacy acknowledges that various federal and state mandates may apply with respect to this Agreement and the Pharmacy Services provided to Members of Argus’ Clients. Participating Pharmacy represents and warrants that it is, and shall remain, in compliance with all applicable Laws, including but not limited to those Laws referenced in the Regulatory Addendums attached hereto and incorporated herein by this reference.

6.	Information Obtained Through DUR Messages

Participating Pharmacy acknowledges and agrees that (a) information contained in DUR Messages is derived from third party sources and is not independently developed by Argus, and Argus utilizes industry materials and the advice and resources of outside vendors and healthcare professionals to provide DUR Messages, (b) the usefulness of DUR Messages and Formulary information is necessarily limited by the amount of patient input into the IPNS©’ database as a result of Claims processing, the amount of information provided by Clients, and the thoroughness and accuracy of industry information and information provided by third parties, (c) DUR Messages and Formulary information are intended as an aid to, and not a substitute for, the knowledge, expertise, skill and judgment of prescribers, Participating Pharmacy, on-staff pharmacists, or other healthcare professionals, (d) Participating Pharmacy, prescribers, on-staff pharmacists, other healthcare professionals, and Clients are individually responsible for acting or not acting upon information generated and transmitted by Argus including without limitation upon DUR Messages or Formulary information, (e) Argus does not control the healthcare decisions made or actions

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taken by Participating Pharmacy, prescribers, on-staff pharmacists, other healthcare professionals, Clients or Members, (f) the DUR Messages and Formulary information do not contain all currently available information on healthcare or pharmaceutical practices, (g) Argus is not responsible for failing to include information in a DUR Message or in Formulary detail that is not specifically requested by Clients, for the actions or omissions of contributors of information to Argus, or for misstatements or inaccuracies in industry materials utilized by Argus, and (h) all warranty disclaimers and exclusions made by contributors of information or data to Argus shall apply to the Argus services provided hereunder.

7.	Term and Termination

7.1.	Term of Agreement

Unless otherwise terminated pursuant to this Section 7, this Agreement shall commence on. the Effective Date, the initial term shall continue for a term of five (5) years from the Effective Date, and unless terminated as provided by this Section 7, the Agreement shall automatically renew for successive one-year renewal terms; provided, however, that this Agreement shall terminate upon written notice no less than one hundred and eighty (180) days prior to the end of the initial term or any renewal term.

7.2.	Termination upon Insolvency

Either party may terminate this Agreement with written notice to the other immediately upon the filing by or against the non-terminating party of any action under the Federal Bankruptcy Act, or any other law or act regarding insolvency, reorganization, arrangement, or extension for the relief of debtors, including the assignment of assets for the benefit of creditors, and the appointment of a receiver or trustee for transfer or sale of a material portion of the non-terminating party’s assets.

7.3.	Termination for Default

If there is any material default by either party in the performance of the terms and conditions of this Agreement, the non-defaulting party may terminate this Agreement upon sixty (60) days’ prior written notice, provided, however, that the defaulting party has not cured such default within ten (10) days prior to the end of such sixty (60) day period.

7.4.	Immediate Termination

Argus may terminate this Agreement immediately upon written notice to Participating Pharmacy in the event of (i) Participating Pharmacy’s breach of the representations and warranties set forth in Section 5 hereof; (ii) the occurrence of any of the events described in submission of incorrect or false Claim information. Further, Argus may terminate Participating Pharmacy from participating in any specific Connected Plan’s network without cause upon a 30-day written notice to Participating Pharmacy (or such longer period as required by applicable law). Participating Pharmacy acknowledges and agrees that Connected Plans may not utilize all pharmacies in a network for their respective Plan Networks.

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7.5.	Rights and Remedies in the Event of Termination or Breach

In the event of termination of this Agreement for any reason, in addition to all other rights and remedies Argus may have at law, equity, or under this Agreement, Argus shall have the right to deduct from any amounts owing to Participating Pharmacy any amounts which Participating Pharmacy owes to Argus.

In the event Participating Pharmacy breaches any provision of the Agreement, in addition to all other termination rights, Argus shall have the right to (i) suspend any and all obligations of Argus under and in connection with this Agreement, (ii) impose reasonable investigation and handling fees, and/or (iii) offset against any amounts owed to Participating Pharmacy under this Agreement or under any other agreement between Argus and Participating Pharmacy, any amounts required to be paid by Participating Pharmacy to Argus. These rights and remedies are in addition to any and all other rights and remedies that may be available to Argus under the Agreement or at law or equity.

7.6.	Survival of Certain Provisions

Notwithstanding the termination of this Agreement, Sections 4.5, 4.8, 4.14, 4.15, 5.4, 9, 10, 11, and any obligations that arise prior to termination of the Agreement shall survive such termination.

8.	Performance Warranty

In the event of any claim by Participating Pharmacy that Argus has not performed its obligations to provide services as required by this Agreement, the sole obligation of Argus shall be to re-process the Claim or re-perform any service which does not conform to this Agreement at Argus’ expense, provided that such failure to perform is not due to an act or omission by Participating Pharmacy.

EXCEPT AS PROVIDED IN THIS SECTION 8, NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT, NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ARE MADE BY ARGUS WITH RESPECT TO ANY GOODS SOLD OR SERVICES PROVIDED HEREUNDER.

9.	Liability and Indemnification

Argus shall not be responsible to make Disbursements for Claims not submitted in accordance with this Agreement, and in particular Section 4.2 hereof, or for Claims that are Denied, Rejected, or Reversed. Participating Pharmacy shall indemnify Argus, its Clients, and their respective shareholders, officers, directors, employees and agents, and the successors, representatives and assigns thereof, for, and hold them harmless from and against, any and all liability, loss, damage, settlement, claim, injury, demand, judgment, and expense, including attorneys lees, arising directly or indirectly from (a) Argus’ response to subpoenas or other requests for Participating Pharmacy information, (b) failure of Participating Pharmacy to act in accordance with Pharmacy Standards or Law, (c) any actual or alleged malpractice, negligence, misconduct, act or responsibility of Participating Pharmacy, or (d) the provision of Pharmacy Services or the sale, compounding, dispensing, manufacturing, or use of a drug or device dispensed by Participating Pharmacy. All liability arising from the provision of Pharmacy Services by Participating Pharmacy shall be the sole responsibility of Participating Pharmacy.

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In the event Participating Pharmacy utilizes the services of a PSAO, Participating Pharmacy shall indemnify Argus, its Clients and their respective shareholders, officers, directors, employees and agents, and the successors, representatives and assigns thereof, for, and hold them harmless from and against, any and all liability, loss, damage, settlement, claim, injury, demand, judgment, and expense, including attorneys fees, arising directly or indirectly from (a) failure of Participating Pharmacy to act in accordance with its agreement with PSAO, and (b) any dispute between Participating Pharmacy and PSAO.

NOTWITHSTANDING ANY OTHER ‘PERM OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) OR PUNITIVE DAMAGES ARISING FROM THE RELATIONSHIP OF THE PARTIES OR THE CONDUCT OF BUSINESS UNDER THIS AGREEMENT (EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF OR HAS FORESEEN THE POSSIBILITY OF SUCH DAMAGES).

10.	Confidentiality

For purposes of this Section 10 and of Section 11 Proprietary Information shall include this Agreement, its terms and all information disclosed by each party to the other pursuant to negotiations between the parties. When used with respect to Argus in Sections 10 and 11, Proprietary Information shall mean: (a) all information pertaining to Argus’ business and services, (b) Argus databases, software, layouts, designs, formats, procedures in any form of expression, processes, tags, applications, systems, and technology, (c) files, compilations, analyses, publications, edits, protocols, documents and reports, both internal and available to Participating Pharmacy and others, and (d) information pertaining to Connected Plans, Clients, Plan Specifications, Formularies, and the identity of Members. When used with respect to Participating Pharmacy in such Sections, Proprietary Information shall mean all information pertaining to specific Pharmacy Services rendered to individual Members. The term “Proprietary Information” as used in this Section does not include information which (1) has been or may in the future be published or is now or may in the future be otherwise in the public domain through no fault of the receiving party; (2) prior to disclosure pursuant to this Agreement, or during negotiations therefor, is property within the legitimate possession of the receiving party; (3) subsequent to disclosure pursuant to this Agreement is lawfully received from a third party having rights in the information without restriction of the third party’s right to disseminate the information and without notice of any restriction against its further disclosure; (4) is independently developed by the receiving party through its agents who have not had access to such Proprietary Information; or (5) is obligated to be produced under order of a court of competent jurisdiction or other similar requirement of a governmental agency.

Each party represents and warrants that it has the right to disclose its Proprietary Information to the other party. Each party acknowledges and agrees that the other party’s Proprietary Information constitutes confidential material and trade secrets of the other party and agrees to hold such Proprietary Information in confidence, to use and reproduce such Proprietary Information only to accomplish the intent of this Agreement, and to use reasonable care to avoid unauthorized disclosure or use of the Proprietary Information; provided, however, that Argus is authorized to disclose this Agreement and Participating Pharmacy Proprietary Information to Clients.

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All of the information on this page constitutes a trade secret, privileged or confidential information, as such are interpreted under the Freedom of Information Act and applicable case law.

All Proprietary Information, unless otherwise agreed in writing, remains the exclusive property of the disclosing party. For purposes of this Agreement, the existence of a copyright notice or claim shall not cause or be construed to cause any part of the Proprietary Information to be published in the public domain. Proprietary Information of Argus, including all copies in tangible form of such information, must be returned to Argus or destroyed (and certified by an officer of Participating Pharmacy as destroyed) after Participating Pharmacy’s need for it has expired or upon request of Argus, and, in any event, upon expiration or termination of this Agreement.

The parties agree that monetary damages will be difficult to ascertain in the event of any breach of this Section 10 or Section 11 below and that monetary damages alone would not suffice to compensate a party for such breach. The parties agree that in the event of violation of this Section 10 or Section 11 below, without limiting any other rights and remedies, an injunction may be brought against any party who has breached or threatened to breach this Section 10 or Section 11, without the requirement to post bond.

11.	Ownership of Intellectual Property

11.1.	Ownership

Argus and Participating Pharmacy shall retain full and exclusive ownership and all rights over their respective Proprietary Information, and over their respective publications, trade secrets, copyrights, trademarks and patents. Participating Pharmacy shall not reverse engineer, decompile or disassemble or otherwise attempt to create or derive the source code of any Argus software or system. Participating Pharmacy acknowledges that Argus’ software, systems, products, services and related documentation may contain trade secrets of Argus or third parties and may be patented or copyrighted. Participating Pharmacy agrees not to use, reproduce, adapt, or distribute any originals or copies of the foregoing, in whole or in part, without Argus’ advance written consent, and agrees that any such copies shall bear the same proprietary legends or notices as appear in this Agreement and on the originals.

11.2.	Advertisement

Neither Participating Pharmacy nor Argus may advertise or use any trademarks, service marks, or symbols of the other party without first receiving the prior written consent of the party owning the mark and/or symbol with the following exceptions: Argus and Clients may use the name and addresses of Participating Pharmacy in informational brochures or other publications provided to Members or potential Members or that Argus provides to Clients or potential Clients. Participating Pharmacy may use Clients ’ names for the sole purpose of informing Members and the general public that Participating Pharmacy participates in a Network. Upon termination of this Agreement, Participating Pharmacy shall immediately discontinue the use of any name, symbol, trademark, or service mark of Argus in advertising and/or any other promotional information.

12.	Miscellaneous

12.1.	Relationships

The parties hereto are independent contracting parties, and nothing in this Agreement is All of the information on this page constitutes a trade secret, privileged or confidential information, as such are interpreted under the Freedom of Information Act and applicable case law employer/employee relationship, a partnership, a joint venture relationship, an agency relationship, or any other legal relationship between the parties other than or in addition to that of independent contracting parties. Neither party will act as or be deemed a representative of the other party.

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12.2.	Assignment

Neither party may assign this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that Argus may, without consent, assign this Agreement to any direct or indirect parent, subsidiary, or affiliated company or to a successor company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. This Agreement shall inure to the benefit of and be binding upon each party, its respective successors and permitted assignees.

12.3.	Force Majeure

Any party’s delay in, or failure of, performance under this Agreement shall be excused where such delay or failure is the result of causes that are beyond the affected party’s reasonable control, including acts of nature, fire, or other catastrophe, electrical, computer, software, transmission, communications or mechanical failure, work stoppage, delays or failure to act of any carrier or agent, direction or effect of an order from a court or government agency or body, or any other cause beyond a party’s direct control.

12.4.	Notices

Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing, postage prepaid, and shall be sent by certified or registered mail, return receipt requested, or by facsimile, to Argus or Participating Pharmacy at the address set forth at the beginning of this Agreement or at such address as may subsequently be provided in writing to the respective parties. The notice shall be addressed and made to the President of the party to which notice is being sent.

12.5.	Entire Agreement

This Agreement, together with its exhibits, schedules, ANAs, Regulatory Addendums, and Plan requirements communicated to Participating Pharmacy (all of which are incorporated herein by this reference as if fully set forth herein), contains the entire Agreement between Participating Pharmacy and Argus relating to the subject matter hereof. This Agreement, the exhibits, schedules, ANAs, Regulatory Addendums, and Plan requirements communicated to Participating Pharmacy are referred to collectively herein as the “Agreement”. In the event of any conflict between these documents, the applicable Regulatory Addendum controls. Any prior agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement, not expressly set forth herein, are of no force or effect. From time to time, Argus may amend the Agreement (including any exhibits, schedules, ANAs, Regulatory Addendums, or Plan requirements) by giving thirty (30) days advance written notice to Participating Pharmacy of the terms of the amendment. If Participating Pharmacy continues to submit claims after the effective date of any amendment, Participating Pharmacy will be deemed to have accepted such amendment as if it had given its express written consent thereto. Invalidity of any term or portion of the Agreement shall not affect the validity, effectiveness, or enforceability of any other provision.

Copyright 2004 by Argus Health Systems, Inc.	12	Confidential and Proprietary

All of the information on this page constitutes a trade secret, privileged or confidential information, as such are interpreted under the Freedom of Information Act and applicable case law.

12.6.	Heading

The headings or articles and sections contained in this Agreement are for reference purposes only, and do not affect in any way the meaning or interpretation of this Agreement.

12.7.	Governing Law and Venue

This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri, without regard to conflict of law principles. The venue and jurisdiction for any action arising under this Agreement will be in the state or federal courts in Missouri. The parties consent to the jurisdiction and venue of the state or federal courts in Missouri and waive any objections to such jurisdiction and venue.

12.8.	Third Party Beneficiaries

Except for the indemnification provision, this Agreement is intended solely for the benefit of the parties, and in no event shall any third party, including without limitation any prescriber, Member, governmental entity, PSAO, or contractor of PSAO or Participating Pharmacy, have any rights or cause of action under or right to enforce the terms of this Agreement.

12.9.	Waiver

Failure to exercise any of the rights granted under this Agreement for any one default shall not be a waiver of the right to exercise any of these rights for subsequent defaults.

Copyright 2004 by Argus Health Systems, Inc.	13	Confidential and Proprietary

All of the information on this page constitutes a trade secret, privileged or confidential information, as such are interpreted under the Freedom of Information Act and applicable case law.

Pharmacy is not authorized to add, delete or make any modifications to this Addendum (whether typed, hand-written, or otherwise) without the prior written consent of Argus. Any such modifications to this Addendum without the written authorization of Argus shall be invalid and shall have no effect. By signing below, the undersigned represents and warrants that it has received and executed the Participating Agreement. The undersigned understands and agrees that all the terms and conditions established in the Participating Agreement, except to the extent inconsistent with the terms and conditions of this Addendum, shall apply to this Addendum. Participating Pharmacy and Argus have caused this Addendum to be executed by their respective officers or representatives duly authorized to do so. Participating Pharmacy shall become a participant in this network effective as set forth above. Any prior agreements, promises, negotiations, or representations concerning the subject matter covered by this Addendum are of no force and effect.

IN WITNESS WHEREOF, Participating Pharmacy and Argus have executed this Agreement by their representatives duly authorized as of the date first written above.

Participating Pharmacy:	Argus Health Systems, Inc:

/s/ Paul D. Hamilton	/s/ Patricia Yakimo
Name (Signature)	Name (Signature)

Paul D. Hamilton	Patricia Yakimo
Name (Printed)	Name (Printed)

O.P. Managing Pharmacist	Senior V.P.
Title	Title

2/23/07	4/23/07
Date	Date

CDS Pharmacies, Inc.
Legal Name of Participating Pharmacy

County
Code	071	Telephone:	(800) 522-7487
NCPDP#:	1024380
NPI #:	1215 073820
Telephone:	239-415-3309
Fax:	239-433-5518	Fax:	(816) 435-7440

Copyright 2004 by Argus Health Systems, Inc.	14	Confidential and Proprietary

All of the information on this page constitutes a trade secret, privileged or confidential information, as such are interpreted under the Freedom of Information Act and applicable case law.

ARGUS
Health Systems, Inc.
1300 WASHINGTON STREET
KANSAS CITY, MISSOURI
64105-1433

WWW.ARGUSHEALTH.COM

Schedule A

Argus Network Agreements

☐ [Check this box only if Participating Pharmacy obtains the services of a pharmacy services administration organization. (“PSAO”) which is authorized to select Networks for Participating Pharmacy.] Participating Pharmacy obtains the administrative services of a PSAO. Participating Pharmacy’s PSAO is                      [name]                      [address]. Pursuant to Section 5.5 of this Agreement, Participating Pharmacy’s PSAO is hereby authorized to select and shall select the Argus Network Agreements in which Participating Pharmacy shall participate unless and until otherwise notified in writing.

DO NOT COMPLETE THE REMAINDER OF THIS SCHEDULE IF A PSAO IS INDICATED ABOVE.

Participating Pharmacy shall participate pursuant to the Agreement in all of the Argus Network Agreements for which an election is indicated.

Participating Pharmacy may elect to participate in additional Networks. During the term of this Agreement and any renewal hereof, Participating Pharmacy may elect to discontinue participation in an elected Network only by written notice on an Argus-provided form no less than six months prior to the Network participation termination date designated on the notice.

Participating Pharmacy acknowledges and agrees that any Client of Argus, whether current or prospective, may, at any time without notice from Argus or Clients to Participating Pharmacy, connect Plans to and remove Plans from any Network.

Certain capitalized terms used in this Schedule are defined in Exhibit 1. For the selected network schedule to apply, Argus must receive Claims in Argus IPNS© Format at point of sale for Participating Pharmacy.

Participating Pharmacy must collect at the point-of-service from Eligible Members any administrative, transaction, access or other types of such fees, when applicable. The total amount to collect from the Eligible Member will be communicated through the claims system and may be debited from any amounts owing to Participating Pharmacy, including Participating Pharmacy’s claims payment account.

Copyright 2004 by Argus Health Systems, Inc.	15	Confidential and Proprietary

All of the information on this page constitutes a trade secret, privileged or confidential information, as such are interpreted under the Freedom of Information Act and applicable case law.

ARGUS
Health Systems, Inc.
1300 WASHINGTON STREET
KANSAS CITY, MISSOURI
64105-1433

WWW.ARGUSHEALTH.COM

ADDENDUM TO ARGUS HEALTH SYSTEMS, INC.

PARTICIPATING AGREEMENT

FOR PHARMACY NETWORK SERVICES

This Addendum, by and between Argus Health Systems, inc. (“Argus”) and the undersigned pharmacy, chain, or PSAO (“Participating Pharmacy”). is effective as of the date below, when signed and executed by both parties.

Whereas, Argus and Participating Pharmacy have entered into that certain Participating Agreement, under which Argus maintains networks of pharmacies in which Participating Pharmacy participates and provides Pharmacy Services (the “Agreement”); and

Whereas, Argus and Participating Pharmacy desire to amend the Agreement as set forth in this Addendum.

Now, therefore, Argus and Participating Pharmacy agree as follows:

Participating Pharmacy acknowledges that various state and federal mandates may apply with respect to the Agreement and the Pharmacy Services provided to Members of Argus’ clients. Participating Pharmacy represents and warrants that it is, and shall remain, in compliance with all applicable Laws, including but not limited to those Laws referenced in the Regulatory Addendum attached hereto and incorporated herein by this reference.

This Addendum, including the Regulatory Addendum, and the Agreement, together with its exhibits, schedules, and ANAs, all of which are incorporated herein by this reference as if fully set forth herein, contain the entire Agreement between Participating Pharmacy and Argils relating to the subject matter hereof. This Addendum, the Regulatory Addendum, and the Agreement, the exhibits, schedules, and ANAs are referred to collectively as the “Agreement”. In the event of any conflict between these documents, the applicable Regulatory Addendum controls. Except as specifically amended hereby, all provisions of the Agreement shall remain in full force and effect. Except as expressly provided herein, all capitalized terms used in this Addendum shall have the meanings set forth in the Agreement. From time to time, Argus may amend the Agreement (including any Regulatory Addendum, exhibits, schedules, or ANAs) by giving thirty (30) days advance written notice to Participating Pharmacy of the terms of the amendment. Invalidity of any term or portion of the Agreement shall not affect the validity, effectiveness, or enforceability of any other provision.

No alterations to this Addendum shall be binding on either party unless initialed by duly authorized representatives of both parties. Participating Pharmacy and Argus have caused this Addendum to be executed by their respective officers or representatives duly authorized to do so.

Participating Pharmacy Name: CDS Pharmacies, Inc.		Argus Health Systems, Inc.

/s/ Paul D. Hamilton 2/3/07		/s/ Patricia Yakimo 4/23/07
Name (Signature)	Date	Name (Signature)	Date

Paul D. Hamilton, Vice President, R. Ph.		Patricia Yakimo, SR VP
Name and Title (Printed)		Name and Title (Printed)

NCPDP #: 1024380		Telephone: (800) 522-7487
NPI #: 1215073820

Address: 9371 Cypress Lake Drive #8		Fax: (816) 435-7440
Ft. Myers, Florida 33919

Telephone: 239-415-3309	Fax: 239-433-5518

Copyright 2004 by Argus Health Systems, Inc.	Confidential and Proprietary

All of the information on this page constitutes a trade secret, privileged or confidential information, as such are interpreted under the Freedom of Information Act and applicable case law.